Exhibit 99.2
NEWS RELEASE January 27, 2021

CONTACTS
Dan Schlanger, CFO Ben Lowe, VP & Treasurer Crown Castle International Corp. 713-570-3050
Crown Castle and Verizon Expand Strategic Relationship with Long-Term 5G
Small Cell Commitment

January 27, 2021 - HOUSTON, TEXAS – Crown Castle International Corp. (NYSE: CCI) ("Crown Castle") announced today that it has signed a new long-term agreement with Verizon to support Verizon’s 5G Ultra Wideband and 5G Nationwide deployment. Specifically, Verizon has committed to lease 15,000 new small cells from Crown Castle over the next four years. Once installed, the small cell leases will have an initial term of 10 years.

"Verizon has led the industry in 5G deployment and has been at the forefront of building a strong ecosystem of stakeholders who will continue to drive forward this essential platform for innovation," said Gina Cacciatore, Executive Director of Network Engineering and Operations for Verizon. "This agreement with Crown is an important component of our 5G expansion plans and will advance the infrastructure requirements for many more people to access this revolutionary technology."

"We are excited to expand our longstanding strategic relationship with Verizon with this significant small cell agreement," stated Jay Brown, Crown Castle’s Chief Executive Officer. "We look forward to continuing to support Verizon’s growth as they deploy 5G Ultra Wideband and 5G Nationwide, and we believe our ability to offer a comprehensive solution with towers and small cells at scale provides us the best opportunity to deliver value as we support their wireless infrastructure needs."

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 80,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are based on current expectations. Such statements include plans, projections, expectations and estimates regarding (1) value to be derived from the new agreement, (2) Crown Castle’s support of Verizon’s growth and infrastructure needs, (3) 5G Ultra Wideband and 5G Nationwide deployment, and (4) Crown Castle’s solutions and any benefits and opportunities stemming therefrom. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risks that could affect Crown Castle and Verizon, and their respective results, is included in their respective filings with the Securities and Exchange Commission. The term "including," and any variation thereof, means "including, without limitation."